UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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LITHIA MOTORS, INC.
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LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 11, 2006

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the Annual Meeting of Shareholders of LITHIA MOTORS, INC., which will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520, on Thursday, May 11, 2006, at 4:00 p.m., Pacific Daylight Time for the following purposes.

1.     To elect six (6) directors to serve for the ensuing year;

2.     To approve the 2006 Discretionary Support Services Bonus Plan; and

3.     To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan and to extend the term of the plan.

We will also consider and act on such other matters as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 8, 2006 as the record date. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

The proxy statement, the proxy card, a return envelope and a copy of the Annual Report to Shareholders describing our operations for the year ended December 31, 2005 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your instructions.

Very truly yours,

SIDNEY B. DeBOER
Chairman of the Board and
March 31, 2006	Chief Executive Officer

LITHIA MOTORS, INC.

PROXY STATEMENT

General

This proxy statement and the accompanying 2005 Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2006 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Ashland Springs Hotel, 212 E. Main Street, Ashland, Oregon 97520 on Thursday, May 11, 2006, at 4:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. These proxy materials and our 2005 Annual Report to Shareholders are being mailed on or about March 31, 2006 to shareholders of record as of March 8, 2006.

Solicitation and Revocation of Proxies

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Lithia Motors, Inc.

The Board of Directors has designated Sidney B. DeBoer and M. L. Dick Heimann as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with any specification made. Proxies submitted without specification will be voted to elect the nominees for directors proposed by the Board of Directors and for each of the proposals listed on the Notice of Annual Meeting.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of Lithia Motors, Inc., by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later dated proxy will not affect a vote on any matter taken prior to its receipt by us.

Our principal executive office and mailing address is at 360 E. Jackson Street, Medford, Oregon 97501.

Voting at the Meeting

Our Class A common stock and Class B common stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 15,725,272 shares of Class A common stock and 3,762,231 shares of Class B common stock outstanding and entitled to vote. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders at this year’s Annual Meeting. Our executive officers and directors hold a total of approximately 2.5% of the Class A common stock and 100% of the Class B common stock.

At the annual meeting, each share of Class A common stock outstanding is entitled to one vote per share and each share of Class B common stock outstanding is entitled to ten votes per share. For a quorum to exist, there must be represented at the meeting in person or by proxy shares representing a majority of the votes entitled to vote at the meeting.

Proxies that expressly indicate an abstention as to a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. Proposals No. 2 and No. 3 will be approved if more votes are cast in favor of the proposal than cast against it. Therefore, abstention from voting and non-voting by brokers will have no effect.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal No. 1

Election of Directors

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has currently established the number of directors at six. Directors are elected by the shareholders at our Annual Meeting and serve until the next annual meeting or until their successors are elected and qualified.

The Board of Directors recommends a vote FOR each of the nominees named below.

Nominee Name	Age	Has Been a Director Since
Sidney B. DeBoer	62	1968
Thomas Becker	54	1997
M. L. Dick Heimann	62	1970
Maryann N. Keller	62	2005
Gerald F. Taylor	65	2000
William J. Young	63	1997

Each of these nominees is presently serving on our board. Mr. DeBoer is the father of our executive officers Bryan B. DeBoer and Jeffrey B. DeBoer. There are no other family relationships among our executive officers and directors.

Certain biographical information is as follows:

Sid DeBoer has served as our Chairman, Chief Executive Officer and Secretary since 1968. He also is a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, state auto dealers associations and the DaimlerChrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award in 1997, the Sports Illustrated All-Star Dealer Award in 1990 and Medford Chamber of Commerce Awards in 1986, 1991, 1993, 1998 and 2000. Mr. DeBoer is active with several community and charitable organizations, including Southern Oregon University Foundation Board, Medford Rogue Rotary, Medford Rogue Rotary Foundation (Treasurer), Oregon Community Foundation and Oregon Shakespeare Festival. Mr. DeBoer attended Stanford University and the University of Oregon.

Tom Becker became a director in March 1997. Mr. Becker is the Chief Executive Officer of Pacific Retirement Services, Inc. and Rogue Valley Manor, a continuing care retirement community, in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of over 30 retirement, senior housing and healthcare facilities in Oregon, California and Texas and provides management, operations and development services to non-profit retirement committees owned by others. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a B.S. degree from the University of Oregon and serves on the Board of Directors of PremierWest Bancorp, Medford, Oregon.

Dick Heimann became a director in 1970 and has served as our President of Corporate Affairs since January 2006. Prior to this, Mr. Heimann served as our Chief Operating Officer since 1996 and was appointed President in 1997. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.S. in Biology and Languages.

Maryann N. Keller became a director in May 2005. Ms. Keller currently serves as the principal of Maryann Keller and Associates, a firm providing consulting services to automotive clients. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, an investment banking firm, where she served as a managing director of the firm from 1986 to 1999. Prior to joining Furman Selz, Ms. Keller was portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive industry analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller also served as Chairman of the Society of Automotive Analysts from 1994 to 1999. She is currently a director of Dollar Thrifty Automotive Group, Inc., a publicly-traded rental car company.

Jerry Taylor became a director in April 2000. Mr. Taylor served as Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semi-conductor equipment, from June 1984 until 1990, as Senior Vice President and Chief Financial Officer from 1990 until 1998 and as a senior advisor to the CEO from 1998 until 2000. Mr. Taylor serves as a member of the Board of Directors of Electro Scientific Industries, Inc. and the Oregon Shakespeare Festival.

Bill Young became a director in March 1997. Currently, Mr. Young is an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant.

DIRECTOR INDEPENDENCE

Under the New York Stock Exchange (“NYSE”) rules, a director is not independent if he or she has a direct or indirect material relationship with Lithia. The Corporate Governance Committee reviews the independence of all directors at least annually and reports its finding to the full Board of Directors, which makes a determination about the independence of each director. In assessing the independence of the directors, the Board of Directors considers transactions and relationships between each director or any member of his or her immediate family and Lithia and its consolidated subsidiaries and affiliates in connection with the elements of independence as identified by the NYSE to determine whether there were any relationships or transactions that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Becker, Taylor and Young and Ms. Keller are each an “independent director” under NYSE listing standards. The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the NYSE listing standards and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act related to audit committee member independence. Further, our Board of Directors has determined that at least one member of our Audit Committee, Jerry Taylor, has the qualifications to be an “audit committee financial expert” as defined in the SEC’s rules and regulations.

The Board of Directors acknowledges that Sidney B. DeBoer and M. L. Dick Heimann are considered non-independent directors because of their employment as executive officers of Lithia.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held five regular meetings during the year ended December 31, 2005 and took action pursuant to one unanimous written consent. During 2005, no director, other than Mr. Heimann, attended fewer than 75% of the meetings of the board of directors and any committees of which the director was a member. Mr. Heimann was attending to company business matters on those meeting dates and was excused. Throughout 2005, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

The directors are expected to attend our annual meeting of shareholders, but are not required to do so. All of our directors attended our 2005 Annual Meeting of Shareholders.

The Compensation Committee consisted of Messrs. Becker, Taylor and Young (Chairman) during 2005. Ms. Keller became a member of the Compensation Committee in May 2005 upon being elected to the Board. In addition, Mr. Philip Romero, a former director, was a member of the Compensation Committee until May 2005. All of the committee members are independent under NYSE listing standards. The Compensation Committee reviews the performance of Sidney DeBoer, our Chief Executive Officer, and establishes his base salary and incentive compensation. The Compensation Committee also approves the compensation for the other executive officers. The Compensation Committee also administers our 2003 Stock Incentive Plan, our 1998 Employee Stock Purchase Plan and our Executive Bonus Plan. The Compensation Committee held four meetings during 2005.

The Audit Committee consisted of Messrs. Becker (Chairman), Taylor and Young during 2005. Ms. Keller became a member of the Audit Committee in May 2005 upon being elected to the Board. All of the members are independent as required by the NYSE listing standards. The Audit Committee is responsible for selecting and hiring our independent auditors and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee held eight meetings during 2005.

The Audit Committee Charter was attached as Appendix A to our proxy statement for our 2004 Annual Meeting. Pursuant to the charter, each committee member, as determined in the business judgment of the Board, will be (a) “independent,” as that term is defined by the applicable securities regulations and listing standards; and (b) be financially literate and have the ability to read and understand basic financial statements. The Board has determined that all of the committee members satisfy these requirements. Further, our Board of Directors has determined that at least one member of our Audit Committee, Jerry Taylor, has the qualifications to be an “audit committee financial expert” as defined in the SEC’s rules and regulations.

The Corporate Governance Committee consisted of Messrs. Becker, Taylor (Chairman) and Young during 2005. Ms. Keller became a member of the Corporate Governance Committee in May 2005 upon being elected to the Board. In addition, Mr. Philip Romero (former Chairman), a former director, was a member of the Corporate Governance Committee until May 2005. The primary objective of the Corporate Governance Committee is to assist the Board of Directors in:

•      identifying qualified individuals to become board members and recommending to the Board nominees for each annual meeting of the stockholders;

•      determining the composition of the Board and its committees;

•      developing and implementing a set of effective corporate governance policies and procedures;

•      developing and enforcing a Code of Business Conduct;

•      monitoring a process to assess the effectiveness of the Board, its members and its committees; and

•      ensuring compliance with the NYSE listing standards.

The Corporate Governance Committee held two meetings during 2005.

Committee charters for the Compensation Committee, Audit Committee and the Corporate Governance Committee, as well as our Corporate Governance Guidelines and Code of Business Conduct, are all available on our website at www.lithia.com. You can also obtain any of these documents by writing to us at Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

DIRECTOR QUALIFICATIONS AND NOMINATIONS

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. As a result, the Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. Consequently, the qualifications required of individuals for consideration as a board nominee will vary according to the particular areas of expertise being sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates are identified from various sources, including management, other board members, legal counsel, business leaders and other industry executives and directors. The Board has not used in the past, and does not anticipate using in the future, an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates potential nominees based on certain established criteria which include the individual’s diversity, age, skills, experience and other factors it deems appropriate given our needs and the needs of the Board in order to maintain a desired balance of knowledge, experience and capabilities. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, knowledge relative to matters affecting our business, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long-term commitment to the interests of shareholders and our growth, the ability to dedicate sufficient time to Board activities and duties and, for independent directors, the absence of any conflicts of interest or material affiliations with the company.

We require all of our directors to sign, annually, a Confidentiality Agreement with the company to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s board of directors, the written recommendation must be received at our principal executive office not less than 120 days prior to the first anniversary of the mailing of the preceding year’s proxy materials. For our 2007 Annual Meeting, the recommendation must be received no later than December 1, 2006.

The written recommendation must include the candidate’s name, together with appropriate biographical information, qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. All qualified candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

Under Oregon law, shareholders also have the right to directly nominate director nominees at the meeting, without any action or recommendation on the part of the Corporate Governance Committee or the Board of Directors, by delivering written notice of the proposed nomination to the Secretary of Lithia Motors, Inc. at 360 E. Jackson Street, Medford, Oregon 97501, and the inclusion of a statement that such shareholder intends to attend the meeting to make the nomination. If the shareholder wants the nominee included in our proxy statement, the notice must be received at above address not less than 120 days prior to the first anniversary of the mailing of the preceding year’s proxy materials and must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee’s consent to being named in a proxy statement and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted a Shareholder Communication Policy to promote more efficient shareholder communications with the Board and management. Our Investor Relations Department is responsible for receiving and routing all shareholder communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. A complete copy of our Shareholder Communications Policy is available on our website at www.lithia.com.

COMPENSATION OF DIRECTORS

Directors who are not employees are paid cash compensation for their 2005-2006 service as follows:

•      $18,000 retainer;

•      $1,000 for each Board meeting attended;

•      $500 for each Audit Committee meeting attended the same day as a Board meeting; and

•      $1,000 for attendance at one or more committee meetings attended on a day other than a day with a Board meeting ($500 if attended by teleconference).

Stock-based compensation for 2005-2006 service is as follows:

•      an option grant covering 2,000 shares of our Class A common stock;

•      a 700 share Class A common stock grant for Board service;

•      a 200 share Class A common stock grant for being a member of the Audit Committee; and

•      a 100 share Class A common stock grant for chairing the Audit Committee.

Stock options were granted March 10, 2006. Stock grants will be made promptly following their year of service coincident with the annual meeting to be held on May 11, 2006. Pursuant to the current compensation plan, directors are required to hold the shares issued for the lesser of 3 years from the date of grant or one year following their last date of board service.

Based on the above, each of the outside directors has received, or will receive, the following for their 2005-2006 year of service:

Director	Cash	Number of Restricted Shares to be Granted(1)	Number of Stock Options Granted(2)
Thomas Becker	$25,000	1,000	2,000
Maryann Keller	25,000	900	2,000
Gerald F. Taylor	25,000	900	2,000
William J. Young	25,000	900	2,000

(1)   Value is based on the fair market value of our Class A common stock on the date of grant and, accordingly, can not be determined at this time.

(2)   Exercise price was $31.67, the fair market value of our Class A common stock on the date of the option grant on March 10, 2006.

Under the Outside Directors Nonqualified Deferred Compensation Plan adopted by the Board on November 22, 2005, non-employee directors may elect to defer receipt of compensation. If stock compensation is deferred, the director’s deferral account, which is maintained for accounting purposes only, will be credited with the stock and any cash or stock dividends, stock splits or the like that would have been paid or issuable with respect to the deferred shares. The cash component of the deferral account, including all deferred cash compensation and other cash interest and dividends credited to the account, will accrue interest at an annual rate equal to the interest rate on our used car flooring line of credit, by reference to such rate as of the last business day of the preceding year. The deferred compensation will be paid to the director beginning within one month following termination of the director’s service on the board, either in a lump sum or installments, based on the director’s election prior to the deferral.

Proposal No. 2

Approval of the 2006 Discretionary Support Services Bonus Program

Based on the recommendation of the Compensation Committee, the Board of Directors adopted the 2006 Discretionary Support Services Bonus Plan (the “Bonus Plan”) on February 24, 2006, subject to approval by the shareholders at the Annual Meeting. Shareholder approval of the Bonus Plan is required for performance based compensation payments to executive officers to be exempt from the deduction limitations contained in Section 162(m) of the Internal Revenue Code and related regulations. The Bonus Plan would replace the 2005 Discretionary Executive Bonus Plan.

Summary of the Bonus Plan

Participants. The following executive officers are eligible to participate in the Bonus Plan for 2006: Sidney B. DeBoer, Chief Executive Officer; Bryan B. DeBoer, President and Chief Operating Officer; M. L. Dick Heimann, President of Corporate Affairs; R. Bradford Gray, Executive Vice President; Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer; and Don Jones, Jr., Senior Vice President, Retail Operations. Certain other officers and managers are also eligible to participate in the Bonus Plan for a total of approximately 57 employees, including the six executive officers.

Administration. The Compensation Committee, which is comprised solely of independent board members, is responsible for administering the Bonus Plan.

Bonuses. The Bonus Plan provides for the payment of an annual bonus. Under the Bonus Plan, each participant will have a Maximum Bonus Potential based on a percentage of that participant’s annual salary. The participant’s bonus received under the Bonus Plan will be a percentage of the participant’s Maximum Bonus Potential, determined based on the accomplishment of certain shared company objectives, measured as a December year-end. The specific performance targets and the percentage of the potential bonus attributed to each performance objective, if any, may change each year and will be determined by the Compensation Committee before March 31 of each year.

Performance Objectives. The following are the general performance objectives for the Bonus Plan and the maximum percentage of the participant’s Maximum Bonus Potential that may be achieved under each such performance objective for 2006. For each year, the Board of Directors may change which of these performance objectives will be considered, the specific targets, and the applicable percentages for each of the performance objectives.

Objectives	Maximum Percentage of Maximum Bonus Potential (2006)
Financial Performance:
1. Pre-Tax Net Profit (per share targets)	20%
2. Return on Average Equity (quarter-end averages)	8%
3. Pre-Tax Net Margin Retention (pre-tax net profit/total revenue)	8%
4. Overall Company Growth Rate (based equally on same-store revenue growth and net profit growth)	5%

5. Used Vehicle Department Growth Rate (based equally on same-store revenue growth and net profit growth)	3%
6. Fixed Departments Growth (based equally on same-store revenue growth and net profit growth)	3%

Non-Financial Performance:
7. Approved to Purchase Stores (satisfy specific manufacturer criteria to purchase stores)	10%
8. Minimum Sales Requirement (% of seasoned stores at or above threshold set by specified manufacturers)	5%
9. Sales Satisfaction Scores (% of seasoned stores equaling or exceeding specified manufacturers’ criteria)	3%
10. Service Satisfaction Scores (% of seasoned stores equaling or exceeding specified manufacturers’ criteria)	3%

Project Related Objectives: Implementation of the following programs:
11. Human Resources Development (external and internal recruiting, Multi-store Manager Development Plan, training, core competencies review program targets)	10%
12. Used Vehicle Inventory Management (hiring and implementation goals)	5%
13. Office Automation (automation of specific systems and related confirming studies)	4%
14. Internet Sales Process (implementation of identified aspects of internet sales plan)	3%
15. Service Department Follow-Up Systems (development and targeted implementation of systems)	2%
16. Departmental Action Plans and Tracking Systems (development and implementation)	2%
17. Car Deal Process Automation (implementation of specific improvements)	2%
18. New Business Development (achievement of specific new business development objectives)	4%
100%

The Compensation Committee has determined that any details regarding the performance objectives, other than such information which is disclosed herein, is confidential commercial or business information, the disclosure of which would have a material adverse effect on the company. As such, we are not disclosing certain confidential information which may be a material term of the performance objectives.

The payment of any bonuses is in the negative discretion of the Board of Directors. Performance achievement of each objective is determined in the sole judgment of the Compensation Committee. In making such judgment, the Compensation Committee disregards the impact (whether positive or negative) resulting from a changes in accounting rules. Further, with respect to managers, the Compensation Committee may disregard the impacts resulting from a material change from the current core business model, a major acquisition or series of acquisitions, or a disposition of a major portion of our business.

The highest Maximum Bonus Potential authorized under the plan is equal to 150% of salary. If the highest threshold is attained for all objectives, the maximum amount of the bonuses payable related to performance in 2006 to the CEO and the other five named executive officers would be $5,454,000. The total bonus paid out in 2005, 2004, 2003, 2002 and 2001 under similar plans was 71.5%, 63.3%, 40.0%, 40.0%, and 73.3%, respectively, of each participant’s Maximum Bonus Potential.

Federal Tax Consequences. For federal income tax purposes, Section 162(m) of the Internal Revenue Code generally prohibits us from deducting employee compensation that otherwise would be deductible to the extent such compensation exceeds $1 million for any covered employees in any fiscal year. Compensation that is performance-based, as defined in Section 162(m), is not subject to the deductibility limitations if the Bonus Plan satisfies certain criteria. The Bonus Plan is intended to address the limitation on deductibility by providing for compensation that qualifies as performance-based compensation.

Compensation paid under the Bonus Plan will not be subject to the deduction limit if:

•      It is payable on account of the attainment of pre-established, objective performance goals set forth within the Bonus Plan;

•      The Compensation Committee, which is comprised solely of outside directors, approves the maximum individual awards on or near the beginning of each performance period;

•      The Bonus Plan, which sets forth the material terms of the compensation and performance goals, is disclosed to and approved by shareholders before payment; and

•      The Compensation Committee certifies that the performance goals have been satisfied before payment.

The Bonus Plan contains provisions for each of the above requirements. It is believed that most if not all goals can be objectively determined.

New Plan Benefits

The following table summarizes estimated compensation that would have been earned under the 2006 Bonus Plan based on 2006 salaries but using 2005 operating results and company performance.

Name and Position	Dollar Value(1)
Sidney B. DeBoer, Chief Executive Officer	$516,600
M. L. Dick Heimann, President and Chief Operating Officer	383,760
Bryan B. DeBoer, Senior Vice President, Mergers and Acquisitions/Operations	383,760
R. Bradford Gray, Executive Vice President	346,860
Don Jones, Jr., Senior Vice President, Retail Operations	346,860
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	258,300
All Current Executive Officers as a Group (6 people)	2,236,140
All Non-Executive Officer Directors as a Group (4 people)	—
All Eligible Non-Executive Officer Employees as a Group (approximately 67 people)	1,318,264

(1)   Amounts are not indicative of amounts to be earned under the 2006 Bonus Plan during 2006 because such amounts were based on the application of 2006 bonus criteria to 2005 operating results and company performance. Project related objectives under the Bonus Plan, which account for 32% of the potential bonus, were considered not to have been achieved in 2005 because they represent new performance objectives. The dollar amounts reflect 41% of the executives’ Maximum Bonus Potential. The listed executives have a Maximum Bonus Potential of 150% of base salary.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to approve the 2006 Discretionary Executive Bonus Plan.

The Board of Directors has approved the adoption of the 2006 Discretionary Support Services
Bonus Plan and unanimously recommends a vote FOR this proposal.

Proposal No. 3
Approval of Amendments to the 1998 Employee Stock Purchase Plan to Increase the
Number of Shares Issuable Under the Plan and Extend the Term of the Plan

The Board of Directors approved, subject to shareholder approval, amendment of the 1998 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares issuable under the ESPP to 2.45 million and to extend the plan until December 31, 2012.

Our shareholders previously approved the 1998 Employee Stock Purchase Plan (the “ESPP”) which permits eligible employees to purchase our Class A common stock via payroll deductions at a price equal to 85% of the lesser of the fair market value at the beginning or end of the purchase period. As of April 1, 2005, the Plan was amended by the Board of Directors to set the purchase price at 85% of the market price of such shares on the last day of the quarter.

Amendment to Extend Term of the ESPP

The ESPP currently expires on December 31, 2007. We recommend extending the term of the ESPP, which has proven to be an effective tool to encourage widespread employee ownership of our stock. We believe that increased stock ownership heightens our employees’ commitment and efforts. Based on a review of employee stock ownership as a result of the ESPP, we believe the ESPP has been successful in achieving its desired results. Since its commencement in 1998, 1,514,215 shares have been sold to employees under the ESPP. During 2005, 2,092 employees (approximately 20% of those eligible) participated in the ESPP and purchased a total of 256,036 shares.

Amendment to Increase the Number of Shares Under the ESPP

Currently, the ESPP authorizes the sale of 1.75 million shares. Prior to the sale of shares on April 1, 2006, there were only 235,785 shares available for purchase under the ESPP. In addition, we anticipate that approximately 50,000 shares will be issued pursuant to the ESPP on April 1, 2006, the first purchase date in the calendar year. The Board of Directors has approved an amendment to the ESPP to increase the total shares available under the ESPP from 1.75 million to 2.45 million. Assuming our shareholders approve the amendment, we would have 935,785 million shares available for purchases prior to the sale of shares on April 1, 2006.

The following table summarizes shares purchased under the ESPP from January 1, 2005 through December 31, 2005.

Name and Position	Number of Shares
Sidney B. DeBoer, Chairman, Chief Executive Officer and Secretary	—
M. L. Dick Heimann, President, Chief Operating Officer and Director	—
R. Bradford Gray, Executive Vice President and Director	—
Don Jones, Jr., Senior Vice President, Retail Operations	958
Bryan DeBoer, Executive Vice President, Mergers and Acquisitions/Operations	—
Jeffrey B. DeBoer, Senior Vice President and Chief Financial Officer	—
Thomas Becker, Director	—
Gerald F. Taylor, Director	—
William J. Young, Director	—
All Current Executive Officers as a Group (6 people)	958
All Non-Executive Officer Directors as a Group (4 people)	—
All Non-Executive Officer Employees as a Group (2,091 participants)	255,078

Summary of Plan

Administration

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee.

Eligibility

Employees of Lithia Motors, Inc. and its subsidiaries are eligible to participate in the ESPP after they have completed at least 90 days of continuous employment and work at least 20 hours per week. Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Payroll deductions are limited to 10% of a participant’s base pay but no more than an amount sufficient to purchase shares having a fair market value of $25,000 in any plan year. Employees may end their participation in the ESPP at any time during the calendar quarter and their participation ends automatically on the termination of their employment.

Non-employee directors are not eligible to participate. Employees who own or as a result of participation would own stock possessing five percent or more of the combined voting power or value of all classes of our stock are not eligible. Messrs. Sidney DeBoer, M. L. Dick Heimann and R. Bradford Gray are not currently eligible to participate in the ESPP. Further, Messrs. Jeffrey DeBoer, Bryan DeBoer and Mark DeBoer, officers of the company, are not able to participate because of their family relationship with Sidney DeBoer.

Purchase Price

The price of shares purchased under the ESPP will be 85% of the fair market value of the Class A common stock at the end of each fiscal quarter.

Amendment of the Purchase Plan

The Board may amend or terminate the ESPP at any time but may not increase the number of shares covered by the ESPP or amend the eligibility requirements without subsequent shareholder approval.

Federal Tax Effects

A participant acquiring stock pursuant to a qualified employee stock purchase plan receives favorable tax treatment in that the participant does not recognize any taxable income at the time of the grant of the option to purchase or upon exercise of such option to purchase. The tax treatment of the disposition of the stock depends upon whether the stock is disposed of within the holding period, which is two years from the date of grant. If the participant disposes of the stock after completion of the holding period, the lesser of (a) the sales price less the purchase price, or (b) 15 percent of the market value of the shares on the last day of the offering period, is taxable as ordinary income, and any further profit is taxable as long-term capital gain. If the participant disposes of the stock before the holding period expires (disqualifying disposition), the difference between the price paid by the employee and the market value of the shares at the date of purchase is taxable as ordinary income, and the difference between the amount received by the employee on the disposition of the shares and the market value of the shares at the date of purchase is treated as a capital gain or loss. Upon a disqualifying disposition of the stock, Lithia may deduct from taxable income in the year of the disqualifying disposition an amount equal to the difference between the price paid by the employee and the market value of the shares at the date of purchase.

A copy of the amended and restated ESPP, as approved by the Board of Directors, was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on March 21, 2006. A copy of the ESPP can also be obtained upon request to Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.

The Board of Directors unanimously recommends that the shareholders vote in favor of the amendments to the 1998 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 15, 2006, certain information with respect to ownership of our common stock of (i) each director, (ii) each executive officer, (iii) all persons known by us to be beneficial owners of more than 5% of any class of our common stock, and (iv) all current executive officers and directors as a group.

Shareholder	Class(1)	Number of Shares(2) (3)	Percent of Shares Outstanding(3)
Lithia Holding Company, LLC(4) (5)	Class B	3,762,231	100%

Sidney B. DeBoer(4) (5)	Class A	199,094	1.3%
	Class B	3,762,231	100%

FMR Corp. (6)	Class A	1,933,347	12.2%
82 Devonshire Street
Boston, Massachusetts 02109

Wasatch Advisors, Inc. (7)	Class A	1,659,172	10.5%
150 Social Hall Avenue
Salt Lake City, Utah 84111

Dimensional Fund Advisors Inc. (8)	Class A	1,362,324	8.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

M. L. Dick Heimann (4) (5)	Class A	247,138	1.6%
R. Bradford Gray (4) (5)	Class A	93,712	*
Don Jones, Jr. (4)	Class A	78,428	*
Jeffrey B. DeBoer(4) (5)	Class A	54,429	*
Bryan B. DeBoer (4) (5)	Class A	45,715	*
Thomas Becker (4)	Class A	23,200	*
Gerald F. Taylor (4)	Class A	19,700	*
William J. Young (4)	Class A	9,700	*
Maryann N. Keller (4)	Class A	—	—

All current executive officers and directors as a	Class A	771,116	4.8%
group (10 persons)	Class B	3,762,231	100%

*Less than one percent

(1)   The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a share for share basis at the option of the holder thereof or under certain other circumstances.

(2)   Includes shares subject to options exercisable within 60 days of March 16, 2005, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	69,798	—	—
M. L. Dick Heimann	69,798	26,256	15,964
R. Bradford Gray	48,000	—	—
Don Jones, Jr.	32,000	11,381	—
Jeffrey B. DeBoer	36,000	2,718	—
Bryan B. DeBoer	36,000	—	—
Thomas Becker	8,000	—	—
Gerald F. Taylor	8,000	—	—
William Young	8,000	—	—
Maryann N. Keller	—	—	—
All current executive officers and directors as a group	315,596	40,355	15,964

Mr. Sidney DeBoer’s shares and the all current executive officers and directors as a group shares also include 79,500 Class A shares held by the DeBoer Family LLC and all Class B shares held by Lithia Holding Company, LLC, which Mr. Sidney DeBoer controls.

(3)   Applicable percentage of ownership is based on 15,794,905 shares of Class A common stock outstanding and 3,762,231 shares of Class B common stock outstanding as of March 15, 2006, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the beneficial owner is deemed to have sole voting and dispositive power with respect to all shares held. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 15, 2006 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(4)   Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon 97501.

(5)   Sidney DeBoer, as the manager of Lithia Holding Company and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding Company are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding Company, LLC:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC	34,875	36.9%
R. Bradford Gray	7,000	7.4%
DeBoer Insurance, LLC	4,990	5.3%
Sidney B. DeBoer Trust	1,425	1.5%
	94,457	100.0%

Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer, his spouse and other family members. M. L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Bryan DeBoer is the manager of DeBoer Insurance, LLC, whose members are Bryan B. DeBoer, Jeffrey B. DeBoer and Mark D. DeBoer. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.

(6)   Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by FMR Corp. (“FMR”). The beneficial ownership of one investment company, Fidelity Management & Research Company amounted to 1,587,747 of the shares. The beneficial ownership of one other investment company, Fidelity Low Priced Stock Fund, amounted to 1,126,100 of the shares. FMR has sole voting power with respect to 491,847 shares and sole dispositive power with respect to all 1,933,347 shares.

(7)   Based solely on information provided on Schedule 13G/A filed with the Securities and Exchange Commission by Wasatch Advisors, Inc., a registered investment adviser.

(8)   Based solely on information provided on Schedule 13G filed with the Securities and Exchange Commission by Dimensional fund Advisors Inc., a registered investment adviser.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes equity securities authorized for issuance as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by shareholders	1,227,684	$19.06	1,605,682

Equity compensation plans not approved by shareholders	—	—	—
Total	1,227,684	$19.06	1,605,682	(1)

(1)   Includes 1,321,222 shares available pursuant to our 2003 Stock Incentive Plan and 284,460 shares available pursuant to our Employee Stock Purchase Plan.

CODE OF ETHICS

We adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct on our website.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold, and the year in which they became an employee. Our officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s)	With Company Since
Sidney B. DeBoer	62	Chairman, Chief Executive Officer and Secretary	1968
M. L. Dick Heimann	62	President of Corporate Affairs and Director	1970
Bryan B. DeBoer	39	President and Chief Operating Officer	1989
R. Bradford Gray	54	Executive Vice President	1981
Don Jones, Jr.	43	Senior Vice President, Retail Operations	1989
Jeffrey B. DeBoer	41	Senior Vice President and Chief Financial Officer	1997

Information on the business backgrounds of Sidney B. DeBoer and M. L. Dick Heimann is provided in “Election of Directors” above.

Bryan DeBoer joined us in 1989 working in various capacities including General Manager of certain stores, Finance Manager and General Sales Manager. In 1996, Mr. DeBoer began serving on the acquisition team and was promoted to Vice President, Acquisitions in 1997. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and on August 1, 2003, he was promoted to Executive Vice President, Mergers and Acquisitions/Operations. In January 2006, Mr. DeBoer was promoted to President and Chief Operating Officer. Mr. DeBoer has a B.S. degree from Southern Oregon University. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing.

Brad Gray has served as Executive Vice President involved in acquisitions and human resources since 1996 and was also a director from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

Don Jones joined us in 1989 as a General Sales Manager after 13 years of auto retailing experience outside of Lithia. Mr. Jones has held various other positions including General Manager, Executive Manager and Regional Manager. In 1997, Mr. Jones was promoted to Vice President, Operations and in March 2000, he was promoted to Senior Vice President of Retail Operations. Mr. Jones holds degrees from Menlo College in Atherton, California and the University of Oregon.

Jeff DeBoer joined us in March 1997 as Vice President, Finance and Investor Relations. In March 2000, Mr. DeBoer was promoted to Senior Vice President and Chief Financial Officer. Prior to joining Lithia, Mr. DeBoer was an equity analyst and sector fund manager at Fidelity Investments Japan from 1994 to 1997 and a Credit Officer at Fuji Bank, Ltd., in Tokyo, Japan from 1988 to 1992. Mr. DeBoer holds an undergraduate degree from Pomona College and an M.B.A. degree with a specialty in finance and investment management from London Business School. Mr. DeBoer also graduated from the National Auto Dealers Association Dealer Academy in 2002, where he was trained in all operational aspects of auto retailing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid to our Chief Executive Officer and the top five other executive officers during 2005 which had total compensation during 2005 exceeding $100,000 (the “Named Executive Officers”).

	Annual Compensation				Long-Term Comp. Awards
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options (#)
Sidney B. DeBoer	2005	$710,000	$785,450	$26,271	20,001
Chairman, Chief Executive	2004	660,000	640,570	62,168	16,002
Officer and Secretary	2003	593,191	365,793	12,917	—

M. L. Dick Heimann	2005	596,000	656,750	28,003	18,000
President, Corporate	2004	576,000	559,350	15,077	16,002
Affairs and Director	2003	572,434	313,200	9,709	—

Bryan B. DeBoer	2005	566,000	631,010	22,064	16,002
President and Chief	2004	516,000	502,350	22,064	12,000
Operating Officer	2003	409,000	299,603	16,151	—

R. Bradford Gray	2005	536,000	591,400	17,746	14,001
Executive Vice President	2004	516,000	502,350	16,768	12,000
and Director	2003	487,962	277,200	12,845	—

Don Jones, Jr.	2005	530,000	592,400	17,819	12,000
Senior Vice President,	2004	480,000	468,150	16,934	8,001
Retail Operations	2003	384,000	241,200	13,086	—

Jeffrey B. DeBoer	2005	392,000	437,310	19,194	12,000
Senior Vice President and	2004	372,000	364,605	15,541	8,001
Chief Financial Officer	2003	294,000	186,480	12,917	—

(1)   Includes a “years of service bonus” for each of the Named Executive Officers, except Jeffery B. DeBoer, of $1,800 in 2003, $3,150 in 2004 and $3,250 in 2005. Jeffrey DeBoer’s “years of service bonus” was $1,080, $2,205 and $2,600 in 2003, 2004 and 2005, respectively. All full-time employees are entitled to an annual “years of service bonus” at year end for each year of employment (maximum of ten years) in an amount approved by the Compensation Committee upon the recommendation of management in its discretion. The bonus amount in 2005 for Messrs. Sidney DeBoer, Heimann, Bryan DeBoer, Jones and Jeffrey DeBoer includes $1,000 miscellaneous bonus. The remainder of the bonus amounts was awarded by the Compensation Committee based upon the executive bonus plan in place for the given year as approved by the Board of Directors and shareholders, as well as certain other bonus amounts for Bryan DeBoer in 2003.

(2)   For all executives, this includes an automobile allowance, insurance premiums and Lithia contributions to employees’ 401(k) account. In addition, for Sidney B. DeBoer, it also includes personal use of a company aircraft in 2004.

Stock Option Grants

The following table contains information concerning the grant of stock options to the Named Executive Officers in 2005.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential
	Individual Grants (1)				Realizable Value
	Number of	% of Total			At Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to			Appreciation for
	Options	Employees in	Exercise	Expiration	Option Term (2)
Name	Granted	Fiscal Year	Price ($/Sh.)	Date	5%	10%

Sidney B. DeBoer	20,001	19.1%	$27.58	03/10/11	$187,606	$425,614

M. L. Dick Heimann	18,000	17.1	27.58	03/10/11	168,837	383,034

Bryan B. DeBoer	16,002	15.2	27.58	03/10/11	150,096	340,517

R. Bradford Gray	14,001	13.3	27.58	03/10/11	131,327	297,936

Don Jones, Jr.	12,000	11.4	27.58	03/10/11	112,558	255,356

Jeffrey B. DeBoer	12,000	11.4	27.58	03/10/11	112,558	255,356

(1)   All options granted to the Named Executive Officers during 2005 vest 100% on the fifth anniversary of the grant date and expire on the sixth anniversary of the grant date.

(2)   These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our Class A common stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning the exercise of options during 2005 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

	Number of Shares Acquired	Value	Number of Securities Underlying Unexercised Options At FY-End (#)		Value of Unexercised In-The-Money Options At FY-End(1)
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Sidney B. DeBoer	17,484	$191,183	69,798	68,003	$1,420,057	$551,747

M. L. Dick Heimann	21,120	319,185	69,798	66,002	1,420,057	544,434

Bryan B. DeBoer	5,455	96,540	36,000	44,002	648,460	305,067

R. Bradford Gray	10,909	193,052	48,000	50,001	886,280	410,154

Don Jones, Jr.	13,571	235,846	32,000	36,001	589,520	283,182

Jeffrey B. DeBoer	18,727	295,976	36,000	36,001	648,460	283,182

(1)   Market value of the underlying securities at December 31, 2005 ($31.44 per share), minus exercise price of the unexercised options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors was composed of Messrs. Becker, Taylor and Young (Chairman) during 2005. Ms. Keller became a member of the Compensation Committee in May 2005 upon being elected to the Board. In addition, Mr. Philip Romero, a former director, was a member of the Compensation Committee until May 2005. All members of the Compensation Committee are non-employee, outside directors. Although Sidney DeBoer, our Chief Executive Officer, served on our Board of Directors in 2005 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing the compensation for our Chief Executive Officer, approving the compensation and incentive plans for the other Named Executive Officers, establishing the compensation for non-employee directors and overseeing certain other equity compensation and benefit plans, including the 2003 Stock Incentive Plan and the Employee Stock Purchase Plan.

Compensation Philosophy and Policies

Our goal is to structure executive officer compensation to attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, significant performance-based bonuses and long-term stock-based incentive opportunities in the form of options exercisable to purchase our Class A common stock.

Lithia does not have any employment agreements with senior management nor any commitments to provide severance or bonuses in the event of termination of employment or any change in control. However, provisions in Lithia’s stock option and restricted share grants provide for immediate vesting in the event of any change in control.

It is the policy of the Compensation Committee to structure, to the extent possible, compensation that meets the “performance-based” criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended, and therefore is not subject to federal income tax deduction limitations.

Base Salaries

Base salaries for the Named Executive Officers were determined on factors including, but not limited to, the responsibilities assigned to such persons and the salaries for comparable positions within both the public and private sectors of the automotive retail industry. The Compensation Committee believes that the expertise of Lithia’s executives gives each of them other employment opportunities in the automotive retail industry and, accordingly, compensation available in that industry should be given significant weight.

Annual Bonuses

For 2005, our Chief Executive Officer and other executive officers were paid a bonus pursuant to our 2005 Discretionary Executive Bonus Plan, as amended, and approved by our shareholders. The Executive Bonus Plan authorized the payment of an annual bonus equal to a maximum of 150% of the executive’s salary based upon the attainment of performance targets related to the corporate objectives established by the Compensation Committee. The Compensation Committee recognizes that the bonuses available to the executives can be substantial and recommended the Bonus Plan to shareholders in the belief that achieving certain annual goals should be rewarded in a meaningful way. In 2005, the targets were related to:

•      Pre-tax Net Profit;

•      Return on Average Equity;

•      Pre-tax Net Margin Retention;

•      Revenue/Pre-tax Net Profit Growth;

•      Used Car Revenue/Gross Profit Growth;

•      Service and Parts Revenue/Gross Profit Growth;

•      Sales at or above Manufacturer Zone Averages;

•      Satisfying Manufacturer Criteria to Acquire Dealerships;

•      Percentage of Dealerships meeting or exceeding Manufacturer Sales Satisfaction Scores;

•      Percentage of Dealerships meeting or exceeding Manufacturer Service Satisfaction Scores;

•      Implementation of Company Programs to Increase Used Car Sales; and

•      Implementation of Dealership Management Systems and Human Resource Development.

Based on Lithia’s performance in achieving the 2005 targets, the Compensation Committee approved a bonus for each of the Named Executive Officers equal to approximately 110% of their annual salary. These bonuses were paid in cash and totaled $781,200 for the Chief Executive Officer and from $433,710 to $652,500 for the other Named Executive Officers as detailed in the “Summary Compensation Table” above.

For 2006, the Compensation Committee has eliminated or modified some targets and added additional targets and objectives to the 2006 Support Services Bonus Plan as set forth in Proposal No. 2. The Compensation Committee believes the revised targets and objectives are appropriate to achieve the short-term goals for Lithia.

Stock Incentive Plan

Lithia’s 2003 Stock Incentive Plan provides for the issuance of nonqualified stock options and restricted stock grants to officers and other key employees to purchase shares of Lithia’s Class A common stock. See “Option Grants in Last Fiscal Year” above for options granted to the Named Executive Officers in 2005.

With the adoption of SFAS No. 123R in January 2006, Lithia is required to expense the fair value of certain equity compensation awards, including stock options. In anticipation of this change, the Compensation Committee, upon the recommendation of management, modified its previous stock option granting practices. With the elimination of the different accounting treatment afforded varying awards, Lithia concluded that the granting of restricted shares will provide appropriate long-term compensation and retention incentives to many of its officers and managers at a compensation cost less than that of stock option grants. For these employees, Lithia shifted to restricted share grants in February 2005 with vesting of those shares over the third through fifth anniversaries. However, no change was made in the grant practices for the executive officers in 2005 or 2006 as the Compensation Committee believed their long-term incentive rewards should be directly tied to the interests of shareholders and an increase in Lithia’s share price. Nonetheless, the Compensation Committee intends to consider the use of other performance-based equity grants to the executive officers in the future.

401(k) Plan

Lithia has a defined contribution 401(k) plan and trust covering substantially all full-time employees. The annual contribution to the plan is at the discretion of the Board of Directors. During 2005, the Chief Executive Officer received $3,600 under this plan and each of the other named executive officers received between $2,800 and $3,600 under this plan.

Employee Stock Purchase Plan

Lithia maintains an Employee Stock Purchase Plan, which covers substantially all eligible full-time employees. With the adoption of SFAS No. 123R in January 2006, Lithia is required to recognize compensation expense as employees purchase shares at below market prices. To reduce this expense, Lithia amended the Employee Stock Purchase Plan effective April 1, 2005 to eliminate the “look-back” feature. The Employee Stock Purchase Plan permits participants the right, within the limits of the Employee Stock Purchase Plan, to purchase shares at the end of each quarter at a 15% discount from the then market price. Lithia believes the Employee Stock Purchase Plan provides an incentive for its employees to purchase its stock and additional motivation to extend their best efforts on Lithia’s behalf.

Because of limitations imposed by applicable tax regulations no directors and all but one senior executive officer are ineligible to participate in the plan.

Director Compensation

In setting compensation for Lithia’s non-employee directors, the Compensation Committee reviewed a survey of compensation paid to directors of the other publicly held automotive retailers and other public companies in the Pacific Northwest and Northern California of similar market capitalization. While the compensation of such companies varied considerably, the Compensation Committee believed the compensation level for Lithia’s non-employee directors was appropriate and somewhat below the middle of the range. With the increased responsibilities of directors of public companies and demand on their time, the Compensation Committee approved a modest increase in compensation payable to directors.

For the 2005-2006 service year, non-employee directors will receive, or have received:

•      $18,000 retainer;

•      $1,000 for each Board meeting attended;

•      $500 for each Audit Committee meeting attended in person on the day before, day of or the day after a Board meeting;

•      $1,000 for attendance at one or more committee meetings held on a day other than the day before, day of or the day after a Board meeting;

•      $500 for participating by telephone in a Board meeting or in one or more committee meetings conducting substantive business, held by conference call;

•      An option grant of 2,000 shares of Class A common stock at fair market value, vesting six months following grant.

•      A 700 share Class A common stock grant for Board service;

•      A 200 share Class A common stock grant for being a member of the Audit Committee; and

•      A 100 share Class A common stock grant for chairing the Audit Committee.

All shares grants will be made as of the annual shareholder meeting following a year of service and such grants are subject to such director completing the year of service. Further, all grants will include resale restrictions to prohibit sale until the earlier of 3 years after the date of grant or 1 year after termination of board service.

Compensation for the ensuing 2006-2007 service year will be determined at the Compensation Committee’s next regular meeting scheduled for May 2006.

The Compensation Committee believes the director compensation, with the majority of it in common stock restricted from resale, appropriately aligns the interests of directors with shareholders.

SUBMITTED BY:

William J. Young, Chairman

Thomas Becker

Maryann N. Keller

Gerald F. Taylor

STOCK PERFORMANCE GRAPH

The following line-graph shows the annual percentage change in the cumulative total returns for the past five years on an assumed $100 initial investment and reinvestment of dividends, on (a) Lithia Motors, Inc.’s Class A common stock; (b) the Russell 2000; and (c) a peer group index composed of United Auto Group, Inc., Auto Nation, Sonic Automotive, Inc., Group 1 Automotive, Inc. and Asbury Automotive Group, the only other comparable publicly traded automobile dealerships in the United States as of December 31, 2005. The peer group index utilizes the same methods of presentation and assumptions for the total return calculation as does Lithia Motors and the Russell 2000. All companies in the peer group index are weighted in accordance with their market capitalizations.

Company/Index	Base Period 12/31/00	Indexed Returns
		Year Ended
		12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Lithia Motors, Inc.	$100.00	$166.40	$126.13	$202.65	$215.59	$252.73
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
Peer Group Index	100.00	214.83	182.55	293.94	294.47	331.73

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, we paid Mark DeBoer Construction, Inc. $0.8 million for remodeling certain of our facilities. These amounts included approximately $162,000 for subcontractors and materials, $102,000 for permits, licenses, travel and various miscellaneous fees and approximately $521,000 for construction management fees to cover the company’s operating expenses and compensation of its employees. Mark DeBoer, the son of Sidney B. DeBoer, our Chairman and Chief Executive Officer, was the President and owner of Mark DeBoer Construction. We believe the amount paid is fair in comparison with fees negotiated with independent third parties and all significant transactions are reviewed and approved by our Audit Committee. Commencing January 1, 2006, Mark DeBoer became a full-time employee of Lithia with the title of Vice President Real Estate.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee retained KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2005. Our Audit Committee has also retained KPMG LLP as our registered independent public accountants for the year ending December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions.

Fees Paid to KPMG LLP Related to Fiscal 2005 and 2004

	2005	% approved by Audit Committee	2004	% approved by Audit Committee
Audit Fees	$695,000	100%	$1,191,749	100%
Audit Related Fees(1)	3,400	100%	3,000	100%
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
	$698,400		$1,194,749

(1)       Audit Related Fees in 2005 and 2004 include fees for the preparation of a debt covenant compliance letter for one of our lenders.

Pre-Approval Policies

All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reports to the Board and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to (a) the preparation and integrity of Lithia’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of Lithia’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board. The current charter was adopted on December 3, 2003 and was attached to the proxy statement for the 2004 Annual Meeting as Appendix A.

In discharging our responsibilities, we have met with Lithia’s management and its independent registered public accounting firm, KPMG LLP, to review Lithia’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of Lithia’s financial statements, the quality and adequacy of Lithia’s internal control and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the auditors any relationships that may impact their objectivity and independence.

Based on our review and discussions with Lithia’s management and independent auditors, we recommended to the Board that the audited financial statements be included in Lithia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

We also meet regularly with Lithia’s internal audit manager to review the nature and extent of Lithia’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that a follow-up procedure is in place to monitor any corrective actions that have been recommended.

Submitted by:

Thomas Becker, Chairman

Maryann N. Keller

Gerald F. Taylor

William J. Young

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, (“Section 16”) requires our executive officers and directors and all persons who beneficially own more than 10% of our common stock (referred to as “ten percent shareholders”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and all subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and ten percent shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met for fiscal year ended December 31, 2005.

OTHER BUSINESS AND SHAREHOLDER PROPOSALS

We know of no other business to be conducted at the Annual Meeting. Proposals intended to be presented by any shareholder at our 2007 Annual Meeting must be received by us in writing at our principal office no later than December 1, 2006 (120 days prior to the anniversary of the mailing of the prior years’ proxy materials) and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in our proxy statement for that meeting.

FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithiamotors.com.

Dated: March 31, 2006

LITHIA MOTORS, INC.

Revocable Proxy for Annual Meeting of Shareholders to be Held on May 11, 2006

The undersigned hereby appoints Sidney B. DeBoer and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 4:00 p.m. on Thursday, May 11, 2006, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1.                                       Election of Directors                            ☐  FOR all nominees listed below except as marked to the contrary below

☐  WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Sidney B. DeBoer	M. L. Dick Heimann	Thomas Becker
William J. Young	Maryann N. Keller	Gerald F. Taylor

2.                                       To approve the 2006 Discretionary Support Services Bonus Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.                                       To approve an amendment to the Lithia Motors, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares issuable under the plan and to extend the term of the plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Other Matters.  At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.  IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR AND FOR EACH OF THE OTHER TWO PROPOSALS.

Dated , 2006

Signature of Stockholder(s)

Signature of Stockholder(s)

Please date and sign above exactly as your name appears on your stock certificate(s) (which should be the same as the name on the address label on the envelope in which this proxy was sent to you), including designation as executor, trustee, etc., if applicable.  A corporation must sign its name by the president or other authorized officer.  All co-owners must sign.